Exhibit 10.3
CASH AMERICA INTERNATIONAL, INC.
Summary of 2010 Short Term Incentive Plan
     On January 27, 2010, the independent members of the Board of Directors (the “Board”) of Cash America International, Inc. (the “Company”), on the recommendation of its Management Development and Compensation Committee (the “Committee”), approved the terms and conditions of the short term incentive compensation plan for executive officers of the Company for 2010 (the “2010 STI Plan”). The 2010 STI Plan will be administered under the Company’s Senior Executive Bonus Plan approved by shareholders of the Company at its annual meeting of shareholders on April 25, 2007, as amended. The 2010 STI Plan is a cash incentive plan for the 2010 year that is available to the Company’s executive officers. Under the 2010 STI Plan, a cash bonus pool may be funded based on the Company’s achievement of certain financial objectives in 2010. The 2010 STI Plan will be administered by the Committee.
     The Committee established performance measures for the 2010 STI Plan based on the Company’s goals for earnings before taxes, excluding any unusual items (the “EBT”), and on profitability goals for each of its business units. Incentives for the Company’s Chief Executive Officer, Chief Financial Officer and General Counsel are based solely on the Company’s 2010 consolidated EBT goals, and incentives for the presidents of the Company’s individual business units, namely the President of the Company’s Retail Services Division and the President of the Company’s Internet Services Division (collectively, the “Division Presidents”), are tied to a combination of the Company’s consolidated EBT goals and to the profitability goals for their respective business units. Before any awards that are based on the Company’s 2010 EBT can be made available under the 2010 STI Plan, the Company must exceed a threshold level of EBT in 2010. As the Company’s 2010 EBT increases above the established threshold, the amount that can be made available for the portion of the award that is tied to the Company’s 2010 EBT increases, with 100% of this portion of the targeted award being available if the Company’s 2010 EBT exceeds the 2010 EBT threshold by a targeted amount. Before any awards that are based on a Division’s 2010 profitability can be made available under the 2010 STI Plan, the Division’s profitability must exceed a threshold level of Division profitability in 2010. As a Division’s profitability exceeds the established threshold, the amount that can be made available for the portion of the award that is tied to the Division’s profitability increases, with 100% of this portion of the targeted award being available if the Division’s 2010 profitability exceeds the Division’s profitability threshold by a targeted amount. Additionally, awards can exceed their respective targeted amounts if the Company’s 2010 EBT and/or the applicable Division profitability increases above their established targeted amounts, not to exceed a cap of 300%.

     The following table sets forth the target percentages of each executive officer’s base salary established as a target award if the Company achieves a targeted 2010 EBT amount and the targeted profitability levels for the Company’s business units, as applicable.

			Percentage of Target
	2010 STI Plan Target		Award Based on
	Awards (expressed as	Percentage of Target	Profitability of a
Name	a percentage of base	Award Based on	Division of the
and Principal Position	salary)	Company EBT	Company
Daniel R. Feehan	100%	100%	—
Chief Executive Officer and President
Thomas A. Bessant, Jr.	65%	100%	—
Executive Vice President — Chief Financial Officer
Timothy S. Ho	65%	25%	75	%(1)
President — Internet Services Division
Dennis J. Weese	65%	50%	50	%(2)
President and Chief Operating Officer— Retail Services Division
J. Curtis Linscott	62.5%	100%	—
Executive Vice President, General Counsel and Secretary

(1)	Based on the profitability of the Internet Services Division.

(2)	Based on the profitability of the Retail Services Division.
     After December 31, 2010, the Committee will evaluate whether the Company has met the threshold EBT and whether each Division has met its respective threshold profitability measure, and will determine whether or not to pay awards under the 2010 STI Plan and the amounts of such awards, if any. The Committee has the sole discretion of whether to pay awards under the 2010 STI Plan and whether to pay the awards in accordance with the goals set at the beginning of the year or to base the awards on such other factors that the Committee may determine. The 2010 STI Plan also contains a “clawback” provision that allows the Committee to recoup all or some of the amount paid to an executive officer under certain circumstances when there is a material restatement of the Company’s financial results.